Exhibit 99.2

September 22, 2017

To:	Sea Limited

1 Fusionopolis Place,

#17-10 Galaxis,

Singapore 138522

Re: Offering of American Depositary Shares Representing Class A Ordinary Shares of Sea Limited

Dear Sirs or Madams:

We are qualified lawyers of the Republic of China (“Taiwan”) and, as such, are qualified to issue this opinion on the Taiwan Laws. “Taiwan Laws” means all laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available in Taiwan as of the date hereof.

We act as the Taiwan counsel to Sea Limited (the “Issuer”), a company incorporated under the laws of the Cayman Islands, and this opinion is delivered to you solely for your benefit in connection with (i) the proposed initial public offering (the “Offering”) of American depositary shares (the “ADSs”), each ADS representing certain number of Class A ordinary shares of the Issuer, by the Issuer as set forth in the Issuer’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Issuer with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, in relation to the Offering, and (ii) the Issuer’s proposed listing of the ADSs on the New York Stock Exchange.

In rendering this opinion, we have examined and relied as to matters of fact upon the copies of the due diligence documents provided to us by the Issuer, Garena (Taiwan) Co., Ltd. (“Garena Taiwan”) and Shopee (Taiwan) Co., Ltd. (“Shopee Taiwan” and together with Garena Taiwan, the “Taiwan Companies”) and such other documents, corporate records and certificates issued by the governmental authorities in Taiwan (collectively the “Documents”).

In the examination of such documents, we have assumed the genuineness of all signatures and seals on all documents submitted to us, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies thereof, and that all signatories thereto, other than the Taiwan Companies, have the legal capacity to execute and deliver such documents.

Based on the foregoing and subject to the qualifications as set forth below, we are of the opinion that as of the date hereof:

1.	The description of the corporate structure of the Taiwan Companies (the “Ownership Structure”) and the contractual arrangements among the Issuer or its relevant subsidiaries, the Taiwan Companies and the shareholders of the Taiwan Companies (the “Contractual Arrangements”) set forth under the caption “Corporate History and Structure” in the Registration Statement are true and accurate in all material respects and nothing has been omitted from such description which would make the same misleading in any material respects.

2.	The Ownership Structure of the Taiwan Companies, both currently and immediately after giving effect to this Offering, does not and will not result in any violation of the Taiwan Laws, taking into account consents and approvals received to date. Each of the Contractual Arrangements among the Taiwan Companies, both currently and immediately after giving effect to this Offering, is valid, binding and enforceable and does not and will not result in any violation of Taiwan Laws, taking into account consents and approvals received to date.

3.	All statements set forth in the Registration Statement under the captions “Prospectus Summary”, “Risk Factors”, “Enforceability of Civil Liabilities”, “Corporate History and Structure”, “Business”, and “Regulation”, in each case insofar as such statements describe or summarize Taiwan Laws, documents, agreements or proceedings referred to therein, are true and accurate in all material respects, and fairly present and summarize in all material respects the Taiwan Laws, documents, agreements or proceedings referred to therein, and nothing has been omitted from such statements which would make the same misleading in any material respects. The disclosures containing our opinions in the Registration Statement under the captions “Risk Factors”, “Enforceability of Civil Liabilities”, “Corporate History and Structure”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Regulation” constitute our opinions.

The foregoing opinions are subject to the following qualifications:

(i)	Obligations or provisions under the Contractual Arrangements found to be contrary to the public order or good morals may not be enforced or applied by the courts of Taiwan.

(ii)	Rights and obligations of the Taiwan Companies may be limited or affected by applicable Taiwan bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application affecting the enforcement of creditors’ rights generally.

(iii)	Under the Taiwan Laws, no liability arising from a willful act or gross negligence may be disclaimed or limited in advance.

(iv)	Under the Taiwan Code of Civil Procedures, a party to litigation has the right to dispute at oral proceedings any facts alleged by the opposing party and the Taiwan court has the discretion to admit or deny admission to any related evidence. Any determination, certificate or other matters stated to be conclusive may nevertheless be subject to review by the Taiwan court. Taiwan courts have the authority to look behind certain stipulations of fact which may be contained in Contractual Arrangements and to conduct necessary investigation on their own initiative to determine such facts.

(v)	The enforcement of the parties’ rights under the Contractual Arrangements is subject to applicable Taiwan statute of limitations. Any specified period prescribed by a statute of limitations under the Taiwan Laws may not be shortened or extended unilaterally or by contract and any entitlement granted under such statute of limitations may not be waived in advance.

(vi)	Nothing in this opinion should be read to mean that any remedies of specific performance or injunction would necessarily be available in Taiwan courts with respect to any particular provision of the Contractual Arrangements. We note that under the Taiwan laws, irrevocable proxies, powers of attorney and similar undertakings are not enforceable by specific performance.

The opinions set forth herein are given with respect to the Taiwan Laws on, and as of the date hereof and do not purport to speculate as to future laws or regulations or as to future interpretations of current laws and regulations and we undertake no obligation to supplement this opinion if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof or for any other reason. In rendering this opinion, we do not assume any responsibility for or offer any view on the accuracy, completeness or fairness of statements contained in the Contractual Arrangements and any amendment or supplement thereto, save as expressly stated herein.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the references to our name in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Sincerely yours,

/s/ LCS & Partners
LCS & PARTNERS

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